Private & Confidential


                             DATED 22ND OCTOBER 1999




                     YORK WATERWORKS ENTERPRISES LIMITED (1)

                     INDEPENDENT ENERGY HOLDINGS PLC     (2)

                                       AND

                               KELDA GROUP PLC           (3)






                                    AGREEMENT
                        FOR THE SALE AND PURCHASE OF THE
                         ENTIRE ISSUED SHARE CAPITAL OF
                                YORK GAS LIMITED


                          [ADDLESHAW BOOTH & CO. LOGO]
                             ADDLESHAW BOOTH & CO.

                                    CONTENTS


CLAUSE            HEADING                                                       PAGE
1                 Definitions                                                     1

2                 Sale and purchase                                               3

3                 Consideration                                                   3

4                 Completion                                                      4

5                 Warranties                                                      6

6        Non-competition and confidentiality                                      7

7        Taxation                                                                 8

8        Employees                                                                8

9        Further assurance                                                        8

10       Costs                                                                    9

11       Period to Completion                                                     9

12       General                                                                 10

13       Interpretation provisions                                               12

14       Proper law                                                              13

15       Notices                                                                 13

SCHEDULE

1        The Company                                                             14

2        Warranties                                                              15

3        Property                                                                21
         Part 1 - Description of Property                                        21

4        Provisions for the protection of the Seller                             22

5        Taxation                                                                26
         Part 1 - General                                                        26
         Part 2 - Tax Covenant                                                   36
         Part 3 - Taxation Warranties                                            38

6        Preparation of Completion Accounts and determination of
         Net Assets Value                                                        43
         Part 1 - Principles for preparation of Completion Accounts              43
         Part 2 - Procedure for preparation of Completion Accounts
                   and determination of Net Assets Value                         46

7        Intellectual Property                                                   49

AGREED FORM DOCUMENTS

1        THE SHARED SERVICES AGREEMENT

2        THE SECONDMENT AGREEMENTS

3        THE LEASE OF THE PROPERTY

THIS AGREEMENT is made on 22nd October 1999 BETWEEN:

(1) YORK WATERWORKS ENTERPRISES LIMITED (company number 3050705) whose registered office is at 2 The Embankment, Sovereign Street, Leeds, LS1 4BG ("THE SELLER"),

(2) INDEPENDENT ENERGY HOLDINGS PLC (registered in England and Wales under number 3033606) whose registered office is at Radcliffe House, Blenheim Court, Solihull B91 2AA("THE BUYER"), and

(3) KELDA GROUP PLC (Company number 2366627) whose registered office is at 2 The Embankment, Sovereign Street, Leeds, LS1 4BC ("KELDA").

IT IS HEREBY AGREED as follows:

1        DEFINITIONS

1.1 In this Agreement the following definitions apply, unless the context requires otherwise:

         "ACCOUNTS" means the audited accounts of the Company for the financial year ended on the Accounts Date;

         "ACCOUNTS DATE" means 31st March 1999;

         "AFFILIATE" means in relation to any person, any holding company or subsidiary of that person or any subsidiary of such holding company and "holding company" and "subsidiary" shall have the meaning given to them in section 736 of the Companies Act 1985;

         "AUDITED ACCOUNTS" means the audited accounts of the Company for the period from 1st April 1999 midnight on 31st October 1999 to be prepared by the Company pursuant to clause 3.3 and Schedule 6;

         "AUDITORS" means Messrs Ernst & Young, the auditors of the Company immediately prior to Completion;

         "BUSINESS DAY" means a day (excluding a Saturday, Sunday or public holiday) on which clearing banks are open for business in the City of London;

         "COMPANY" means York Gas Limited, a company registered in England and Wales under number 3061131, particulars of which are set out in schedule 1;

         "COMPLETION" means completion of the sale and purchase of the Shares pursuant to this Agreement in accordance with its provisions;

         "COMPLETION ACCOUNTS" means the balance sheet of the Company as at Completion on 1st November 1999 to be prepared in accordance with clause 3.3;

         "COMPLETION DATE" means 1st November 1999;

         "DESIGNATED ACCOUNT" means the bank account at the National Westminster Bank plc, Leeds City office; Account Number 86690469; Sort Code: 60 60 05; and Account Name: Kelda Group plc;

         "DISCLOSURE LETTER" means the letter dated the same day as this Agreement written by the Seller to the Buyer qualifying the Warranties;

         "DOMESTIC CUSTOMERS" means those persons who have signed the York Gas domestic gas supply agreement and have not delivered to the Company notice of termination of that agreement;

         "DUE DILIGENCE MATERIALS" means the Information Memorandum, the preliminary due diligence pack, the files called "York Gas Limited Due Diligence pack" volumes 1-5 and the documents sent to the Buyer on 23rd, 28th and 29th September 1999 all as they appear in the bundle of documents attached to the Disclosure Letter;

         "GAS SUPPLIER LICENCE" means a licence granted pursuant to section 7A(1) of the Gas Act 1986 (as amended);

         "INDUSTRIAL AND COMMERCIAL CUSTOMERS" means those persons who have signed the York Gas commercial gas supply agreement and have not delivered to the Company notice of termination of that agreement;

         "INFORMATION MEMORANDUM" means the document with the name "York Gas Limited Information Memorandum" a copy of which appears in the Due Diligence Materials;

         "INTELLECTUAL PROPERTY" means patents (including supplementary protection certificates), trade marks, service marks, registered designs, utility models, design rights, topography rights, copyrights, inventions, trade secrets and other confidential information, know-how, business or trade names, get-up, and all other intellectual property and neighbouring rights and rights of a similar or corresponding character in any part of the world (whether or not the same are registered or capable of registration) and all applications and rights to apply for or for the protection of any of the foregoing;

         "INTELLECTUAL PROPERTY RIGHTS" means the Intellectual Property which is listed in schedule 7;

         "NET ASSETS VALUE" means a sum (whether positive or negative) equal to the paid up share capital of the Company plus or minus (as the case may be) the amounts standing to the credit or debit of the capital and revenue reserves (including profit and loss account) of the Company at the Completion Date, all as shown in the Completion Accounts;

         "PERSON" includes a body corporate and an unincorporated body of persons;

         "PROPERTY" means the leasehold property specified in part 1 of schedule 3 and any part of it;

         "PURCHASE PRICE" means the sum set out in clause 3.2 plus or minus any adjustment to be made pursuant to clause 3.3;

         "SHARES" means the 5,000 "A" Ordinary shares of Pound Sterling1 each and the 5,000 "B" Ordinary shares of Pound Sterling1 each in the Company together with all the shares to be issued pursuant to clause
         4.5 being the whole of the issued share capital of the Company at Completion;

         "TAX COVENANT" means the covenant contained in part 2 of schedule 5;

         "1988 TAXES ACT" means the Income and Corporation Taxes Act 1988; and

         "WARRANTIES" means the warranties referred to in clause 5 and set out in schedule 2, part 2 of schedule 3 and part 3 of schedule 5.

1.2 A document expressed to be "in the Agreed Form" is a document whose form has been agreed, and for identification purposes signed, by or on behalf of the parties to this Agreement.

1.3 Words and phrases which are defined for the purposes of the Companies Act 1985 shall, unless the context requires otherwise, bear the same meanings in this Agreement.

1.4 A person shall be treated as "connected with" another person for the purpose of this Agreement if he would be so treated under section 839 of the 1988 Taxes Act.

1.5 References in this Agreement to "TAX" and "TAXATION" shall be construed in accordance with the Tax Covenant.

2        SALE AND PURCHASE

2.1 On and subject to the provisions of this Agreement the Seller shall sell with full title guarantee the Shares and the Buyer shall purchase the Shares on and with effect from Completion, in each case free from any mortgage, charge, pledge, lien, equity, option, encumbrance or other third party right or claim, and free from any outstanding agreement or commitment to give or create any of the foregoing, together with all rights and benefits attached or accruing to the Shares on or after Completion (including without limitation the right to receive all dividends and distributions declared, made or paid on or after Completion).

2.2 The Seller hereby waives any rights of pre-emption conferred on him by the Articles of Association of the Company or otherwise over any of the Shares.

3        CONSIDERATION

3.1 The consideration for the sale of the Shares shall be the payment by the Buyer to the Seller in accordance with the following provisions of this clause 3 of the Purchase Price in cash.

3.2 The sum of Pound Sterling4,400,000 on account of the Purchase Price shall be payable on Completion to the Designated Account by way of electronic funds transfer for same day value.

3.3 Following Completion the Buyer shall prepare drafts of the Audited Accounts and the Completion Accounts in accordance with schedule 6, and following agreement or determination of the Net Asset Value in accordance with that schedule, if the Net Asset Value is:

         (a) an amount which is more than Pound Sterling839,000, the Buyer shall pay to the Seller in accordance with clause 3.4 a sum equal to the difference between the Net Assets Value and Pound Sterling689,000;

         (b) an amount which is less than Pound Sterling539,000, the Seller shall pay to the Buyer in accordance with clause 3.4 a sum equal to the difference between the Net Assets Value and Pound Sterling689,000; or

         (c) equal to or between Pound Sterling839,000 and Pound Sterling539,000, no payment or further payment from the Buyer to the Seller, or from the Seller to the Buyer shall be made pursuant to this clause 3.3.

3.4      Every sum payable under clause 3.3 shall be paid:

         (a) within 5 business days after the date of agreement or determination of the Net Asset Value by electronic funds transfer for same day value:

                  (i) (where such sum is expressed to be payable to the Seller) to the Designated Account; or

                  (ii) (where such sum is expressed to be payable to the Buyer) to such account as is designated by the Buyer.

4        COMPLETION

4.1 Prior to Completion the accounting reference date shall be changed to 31st October 1999.

4.2 Completion shall take place at the offices of Addleshaw Booth & Co of Sovereign House, PO Box 8, Sovereign Street, Leeds, LS1 1HQ on the Completion Date.

4.3      At Completion the Seller shall deliver to the Buyer:

         (a) the transfers of the Shares, duly executed by the registered holders, in favour of the Buyer or its nominee, together with the relevant share certificates;

         (b) the common seal, certificate(s) of incorporation and statutory books, written up to but excluding Completion, of the Company;

         (c) letters of resignation (with effect from the end of the relevant board meeting referred to in clause 4.4) under seal in the Agreed Form from Rachel Victoria Jones, Jonson Cox, Peter John Nicholson and John Peter O'Kane resigning from all their offices within the Company;

         (d)      a copy of each bank mandate of the Company;

         (e) the accounting records and all cheque books, paying in books and unused cheques of the Company accompanied by bank statements of all its bank accounts as at the close of business on the date not more than 2 business days prior to Completion;

         (f) a copy of the resolutions of the directors of the Seller (certified as true by its secretary or a director) authorising the execution and delivery of, and performance of its obligations under, this Agreement and the other documents to be entered into by it in relation to this Agreement;

         (h) the certificates of registration for all Intellectual Property Rights which are registered together with evidence of all renewals of such registrations and shall use all reasonable endeavours to procure that the lease of the Property in substantially the Agreed Form has been executed by the parties thereto and duly stamped before Completion and shall deliver unconditional receipts for rent and any service charges due in respect of the Property.

4.4 At Completion the Seller will procure that a meeting of the board of directors of the Company and a meeting of its shareholders is held, at which:

         (a) the transfers of Shares are approved and, subject to stamping, the entry of the transferee(s) in the relevant register of members as holder(s) of such shares is approved;

         (b) Ian Stewart and John Sulley are appointed directors and Ian Stewart is appointed as secretary of the Company;

         (c) all the Company's authorities and instructions to bankers (including bank mandate forms) are modified or replaced, as directed by the Buyer;

         (d) the sending to the Registrar of Companies of a notice changing the Company's registered office to that of the Buyer is approved; and

         (e) the actions required to be taken by the Company to effect clause 4.5 and 4.6 are taken and approved.

4.5      Immediately prior to Completion the Seller shall procure that:

         (a) the Company shall transfer a sum equal to the net aggregate credit balance on all the Company's bank accounts to the Seller in satisfaction of a capital sum equal to such amount in respect of amounts owed by the Company to the Seller; or

         (b) if there is a net aggregate debit balance on all of the Company's bank accounts, the Seller shall transfer a sum equal to any such net aggregate debit balance to a bank account of the Company.

 4.6     Any outstanding amounts due to the Seller from the Company after clause
         4.4 is complied with shall be capitalised by the Seller and used to fund the subscription by the Seller for "A" Ordinary Shares of Pound Sterling1 each per share in the capital of the Company with a nominal value equal to the amounts outstanding at that time following which subscription all such outstanding amounts shall be completely discharged.

4.7 The Seller hereby declares that so long as it remains the registered holder of any of the shares after Completion it will:

         (a) hold the Shares and the dividends and other distribution of profits or surplus or other assets declared, paid or made in respect of them now or after the date hereof and all rights arising out of or in connection with them in trust for the Buyer and its successors in title; and

         (b) deal with and dispose of the Shares and all such dividends, distributions and rights as are described in sub-clause (a) only as the Buyer or any such successor may direct.

4.7 Within 14 business days following Completion, the Buyer shall procure the unconditional release (and deliver to the Seller the original document effecting such release) of all obligations under the first demand without proof or conditions Bond (the "BOND") dated 8th October 1997 given by York Waterworks Limited in favour of Ofgem and shall, if so required by Ofgem as a condition of such release, enter into any bond or other security arrangement in the form and in respect of the principal sum required by Ofgem. The Buyer shall indemnify the Seller (as trustee for York Waterworks Limited) against all costs, claims and liabilities of York Waterworks under the Bond arising by reason of a claim under such Bond after Completion.

4.8 At Completion, the Seller and the Company shall enter into the Shared Services Agreement and the Secondment Agreements each in the Agreed Form.

4.9 The Seller confirms that Peter John Nicholson and Steven Bradley have both agreed to enter into the Secondment Agreements each in the Agreed Form.

5        WARRANTIES

5.1 The Seller warrants to the Buyer (for itself and as trustee for its permitted successors in title) in the terms of the Warranties as at the date of this Agreement. The Seller acknowledges that the Buyer is entering into this Agreement on the basis of and in reliance upon the accuracy of each Warranty. Liability under any Warranty shall not be confined to breaches discovered before Completion nor in any way be modified or discharged by Completion.

5.2 The Buyer shall not have any claim under the Warranties in respect of any matter which is fairly disclosed in or deemed disclosed by the Disclosure Letter or by the Due Diligence Materials.

5.3 Each Warranty which is, or could be, set out in a separate clause shall be construed independently of the others and, save as expressly provided otherwise, shall not be limited or curtailed as a result of any other provision of this Agreement.

5.4 Where a statement in this Agreement is qualified by the expression "so far as the Seller is aware" or any similar expression the Seller shall be deemed to have the knowledge of all employees of the Seller and its subsidiaries other than the Company and in addition the Seller is deemed to have the knowledge it would have acquired after reasonable diligent enquiry of Peter Nicholson but shall not be deemed to have further knowledge of any other person.

5.5 Neither any failure to exercise, or delay in exercising, any right or remedy of the Buyer in relation to this Agreement or Completion, shall operate as a waiver of any such right or remedy and a single or partial exercise of such a right or remedy shall not preclude any other exercise by the Buyer of that or any other right or remedy.

5.6 All claims by the Buyer for damages or compensation in respect of any claim by the Buyer or the Company against the Seller under this Agreement shall be subject to the provisions for the protection of the Seller in schedule 4.

6        NON-COMPETITION AND CONFIDENTIALITY

6.1 The Seller covenants with the Buyer (for itself and as trustee for the Company and its permitted successors in title) that (always subject to Clause 6.2) it will not directly or indirectly in any capacity within Great Britain within 12 months after the Completion Date apply for a gas licence to supply gas under the Gas Act 1986 or be interested in an undertaking which has an existing licence to supply gas under the Gas Act 1986.

6.2 Clause 6.1 shall not prevent the Seller from having an interest in securities which are traded on a recognised public market if that interest does not constitute a notifiable interest for the purpose of section 199(2) Companies Act 1985 or purchasing any company or business which includes a business which carries out operations of the type specified in clause
         6.1 provided they do not comprise the majority of such company's or business's operations.

6.3 If the undertakings in clauses 6.1 or 6.5 would be void unless modified, they shall be modified to the extent necessary to make them enforceable.

6.4 The Seller covenants with the Buyer that it shall not for a period of 2 years after the Completion Date (except under the authority of the court or other legal or regulatory obligation) divulge to any other person or use otherwise than for the benefit of the Company, any secret or confidential information relating to the businesses of the Company, including its customers, processes and dealing terms, which was obtained by it from its ownership of shares in the Company or position in the Company.

6.5 Kelda covenants with the Buyer (for itself and as trustee for the Company and its permitted successors in title) that it will not and will procure that no subsidiary of Kelda will during the period of 2 years from the Completion Date enter into an agreement with any person who is a Domestic Customer or Industrial and Commercial Customer of the Company at the Completion Date for the supply of electricity by Kelda or any such subsidiary or solicit any such person in connection with such an agreement provided that this covenant shall not apply to sales of electricity generated by Yorkshire Windpower Limited or sales of electricity generated by any generating facility in which Kelda or any subsidiary of Kelda has become interested in or will become interested in the future.

6.6 Kelda covenants with the Buyer (for itself and as trustee for the Company and its permitted successors in title) that it will not and will procure that no subsidiary of Kelda will during the period of 2 years from the Completion Date enter into an agreement with any person who is a Domestic Customer or Industrial and Commercial Customer of the Company at the Completion Date for the supply of gas by Kelda or any such subsidiary or solicit any such person in connection with such an agreement.

7        TAXATION

7.1      The provisions of schedule 5 shall have effect.

8        EMPLOYEES

8.1 The Buyer undertakes to the Seller and to Kelda that it will not, and will procure that the Company will not, dismiss or transfer to a location outside the City of York any of the permanent employees of the Company at the Completion Date during the period of 6 months starting on the Completion Date and that during such period it will procure that the Company maintains such employees in their current posts on the same terms (save for any increase in salary and variations to pension arrangements which are necessary as a result of completion of this Agreement) as applied to them at the Completion Date. The Buyer further undertakes that if following such period (but before the expiry of 9 months from the Completion Date) the Company wishes to terminate the post of such an employee at the Property it will, or will procure that the Company will, offer alternative employment on at least as beneficial terms to such employee.

8.2 The Buyer accepts that a monetary claim would not be an adequate remedy for breach of clause 8.1 and that the Seller is entitled to an order for specific performance of the Buyer's obligations under clause 8.1.

8.3 Notwithstanding clauses 8.1 and 8.2, nothing in this Agreement shall prevent the Company from exercising any rights or remedies available to it arising from any employee's breach of the terms and/or conditions of his/her employment.

9        FURTHER ASSURANCE

9.1 The Seller shall, at the request and expense of the Buyer, execute and deliver all such instruments and any further document, including a power of attorney in favour of the Buyer or its nominee, and perform any further act which may be required by the Buyer to effectually vest title to the Shares in the Buyer.

9.2 Save as (but only to the extent) expressly required by law or by the London Stock Exchange or by the relevant national or supra-national regulatory, governmental or quasi-governmental authority, all announcements or circulars by, or on behalf of the parties hereto and relating to the terms of this Agreement or any document entered into pursuant to it shall be in terms to be agreed between the parties in advance of issue and the terms of this Agreement and of the documents entered into pursuant to it shall otherwise be kept confidential by the parties.

9.3 Subject always to use of the Intellectual Property Rights by the Buyer and/or the Company, the Buyer shall not at any time following Completion represent or allow representations to be made that it, any associated company of the Buyer or the Company is in any way connected to the Seller or Kelda or any subsidiary thereof.

10       COSTS

10.1 Each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement and the documents referred to herein.

11       PERIOD TO COMPLETION

11.1 The Seller undertakes with the Buyer that from the date of this Agreement to the Completion (both dates inclusive) it will procure that the business of the Company will be carried on in the normal and ordinary course and will procure that the Company will not (without the prior written consent of the Buyer) other than as provided for in this
         Agreement:

         (a) enter into any material transaction, contract or arrangement material for the purpose of this clause 11.1(a) being a transaction contract or arrangement for a principal amount which exceeds or could exceed Pound Sterling10,000;

         (b) enter into any lease, hire purchase or other agreement or arrangement for payment on deferred terms;

         (c) grant a lease, licence or third party right in respect of any of the Properties or otherwise transfer or dispose of any of its interests in any of the Properties;

         (d)      make any loan;

         (e) dispose of or grant any option or right of pre-emption in respect of any part of its assets (except in the ordinary course of trading);

         (f) borrow any money or make any payment out of or drawings on its bank accounts (except routine payments in the ordinary course of trading);

         (g) incur any expenditure exceeding Pound Sterling5,000 on capital account; or

         (h)      declare, make or pay any dividend or other distribution; or

         (i) grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity; or

         (j) vary any class rights attaching to any shares, create or allot or issue any shares, grant any option over any shares or uncalled capital or issue any securities convertible into shares;

         (k) capitalise any amount standing to the credit of any reserve or redeem or repurchase any shares or otherwise reorganise its share capital save as expressly envisaged in clause 4.5;

         (l) admit any person (other than a party to this Agreement), whether by subscription, transfer or transmission, as a member;

         (m) acquire or (enter into any agreement to acquire) the shares of any other company or the whole or any part of the undertaking of any company or person;

         (n) enter into any joint venture, partnership or European Economic grouping;

         (o) enter into any contract or commitment or any transaction otherwise than at arms length and for full value;

         (p) make any appointment of or engage any additional director or any employee;

         (q) enter into any negotiations relating to or agree any change in the terms and conditions upon which it employs its employees (including, without limitation, relating to increases in remuneration or the payment of bonuses or benefits);

         (r) incur, agree or pay any management charge, charge in the nature of a management charge or bonus save for the management charge of Pound Sterling5,000 payable to York Waterworks Limited in respect of the month of October 1999; or

         (s) enter into any transaction, commitment or agreement with, or make any payment to, the Seller not provided for in this Agreement;

         (t)      appoint new auditors.

11.2     The Seller shall procure that pending Completion:

         (a) the Buyer and all persons authorised by it are given promptly on request all such facilities and information regarding the business, assets, liabilities and affairs of the Company and all such access to books and records or the Company as the Buyer may reasonably require;

         (b) the Buyer is provided with copies of all board papers and management reports and accounts relating to the Company together with such other information as the Buyer may reasonably require;

         (c) no material decision concerning the business, assets or affairs of the Company is taken without the prior written consent of the Buyer;

         (d) a representative of the Buyer is entitled to attend and speak at all the board and management meetings of the Company.

11.3 The Seller shall not and shall procure the Company shall not take any action pending Completion which would have placed the Seller in breach of the Warranties had they been repeated at Completion.

12       GENERAL

12.1 In the event that the Seller shall not have procured the execution by the parties thereto and the stamping of the lease of the Property substantially in the Agreed Form before Completion the Seller and Kelda shall until the earlier of such execution and stamping or the expiry of 6 months from Completion:

         (a) use reasonable endeavours to procure that the Company may continue to occupy the Property as licensee;

         (b) jointly and severally indemnify and keep indemnified the Buyer and the Company against all losses liabilities costs and expenses arising by reason of claims made by the landlord or the relevant owners of the Property by reason of the occupation of the Property by the Company following Completion other than payment of rent and other outgoings payable under the terms of the lease and always subject to the Company observing the terms of the lease as if it were the tenant named thereunder;

         (c) jointly and severally indemnify and keep indemnified the Buyer and the Company against all reasonable costs expenses and liabilities incurred or suffered in relocating the business of the Company to alternative premises to include without limitation legal, agents and other professional fees in the event that the Company shall be required to vacate the Property but always excluding rental payments and any increased rental payments.

12.2 The Seller and Kelda jointly and severally agree to indemnify and keep indemnified the Buyer and the Company against all costs claims losses expenses and liabilities arising by reason of:

12.2.1 any claim by Regency Marketing (UK) Limited for payment of their invoice No 000149 dated 7th October 1999 for Pound Sterling409,163.49 plus Pound Sterling71,603.61 Value Added Tax, or any claim arising therefrom;

12.2.2 any claims against the Company for payments due to any agent or sales representatives of the Company in respect of domestic gas customers or alleged potential gas customers who had been referred to the Company by such agents or sales representatives prior to Completion, or for compensation or other payments due for breach or termination of agreements with such agents or representatives prior to Completion, save to the extent that such amounts have been provided for in the Completion Accounts;

in each case a "Claim"

PROVIDED THAT:

         (a) The Buyer will not, and will procure that the Company does not, make any admission or enter into any correspondence, discussions or negotiations with any person or company whatsoever in relation to any Claim (without the express prior written consent of the Seller), nor take any action which the Buyer or the Company should reasonably have known could prejudice any defence to that Claim.

         (b) The Buyer will not, and will procure that the Company will not, compromise or settle any Claim without the consent of the Seller.

         (c) The Buyer and the Company will promptly notify the Seller of any communication received in relation to any Claim.

         (d) The Buyer and the Company shall procure that the Company shall take such action to appeal, protest against, mitigate, reduce, avoid, dispute, resist, compromise or accept any Claim as the Seller may by written notice reasonably request provided that Kelda and the Seller shall indemnify the Buyer and the Company against any liabilities which they may incur as a result of taking such actions.

         (e) The Buyer and the Company will permit the Seller to have conduct of each Claim subject to the Buyer and the Company being secured and indemnified to their reasonable satisfaction.

         (f) The Buyer will make available, and procure that the Company shall make available to the Seller all information and documentation and reasonable assistance required by the Seller (at the Company's cost) in connection with each Claim.

         (g) The Buyer will provide, and will procure that the Company provides, access to any of its employees, secondees (including Peter Nicholson) and consultants who may have documents information or evidence which may have a bearing on the Claim and to permit the Seller to obtain witness statements from such persons, and to require them to attend any meetings or hearing in connection with the Claim and provide contact details of any former employees who may have documents, information or evidence which may have a bearing on the Claim.

         (h) In the case of a Claim under Clause 12.2.2, Kelda and the Seller shall have been notified in writing of such Claim prior to 31st March 2000.

         (i) The aggregate liability of Kelda and the Seller in respect of any Claim under Clause 12.2.2 shall be limited to Pound Sterling100,000.

         (j) The provisions of paragraphs 1.1(b) (provided that the reference therein to 30 business days after the date on which proceedings referred to in clause 8 of this schedule are concluded adversely against the Company shall be deemed to be a reference to 30 days after conclusion of the conduct of the Claim by the Seller (if any) pursuant to sub-clause (e) above), 4.1(b), 4.1(d) (with the exclusion of the reference to any note in the Accounts or the Completion Accounts), 5.1(a), 6.1, 7.1, 8 and 9 of schedule 4 in respect of a claim for breach of Warranty and/or the Tax Covenant shall apply mutatis mutandis to any claim under the indemnity given in this clause 12.2.

12.2.3 The Buyer will use its best endeavours to, and will procure that the Company will use its best endeavours to, retain all documents and records pertaining to any entitlement to commission by any agent or sales representative until the later of 31st March 2000 and the final determination of any Claim.

12.3 The Seller and Kelda shall use reasonable endeavours to procure that on Completion the Company is released from all guarantees and indemnities given by it in respect of obligations or liabilities of the Seller and/or any company within the group of companies of which the Seller forms part and/or any associate or person connected with the Seller (including for avoidance of doubt the banking cross-guarantees).

12.4 The Seller and Kelda agree that pending such release to indemnify and keep indemnified the Buyer and the Company against all actions, proceedings, losses, costs, claims, damages, liabilities, and expenses which the Buyer or the Company may suffer or incur in respect of any claim made under any guarantee or indemnity referred to in clause 12.3.

13       INTERPRETATION PROVISIONS

13.1 References to any enactment, statute or statutory provision shall include any subordinate legislation made under it, any provision which it has superseded or re-enacted (whether with or without modification), and any provision superseding it or re-enacting it (whether with or without modification) provided that this provision shall not operate to increase the Seller's liability under this Agreement above that which applies as a result of any such legislation in force at the date of this Agreement.

13.2 References to a clause, schedule, part, section or paragraph are to a clause in this Agreement, a schedule to this Agreement or a section, part or paragraph of such a schedule respectively.

13.3 The headings in this Agreement shall not affect its construction or interpretation.

13.4 This Agreement shall be binding upon, and enure for the benefit of, the parties' successors in title but rights arising in connection with this Agreement (including the benefit of the Warranties) are not assignable other than to a party's Affiliates always provided that where such assignment occurs, the aggregate liability of the non-assigning party to the assignee and assignor shall be no greater than it would have been to the assigning party if the assigning party had not assigned its rights.

13.5 This Agreement and the documents entered into pursuant to it set out the entire agreement between the parties and supersedes all prior agreements, understandings and arrangements between them, and representations by them, whether oral or written, which relate to the subject matter of this Agreement.

13.6 No variation of any provision of this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each party.

13.7 Time shall be of the essence of this Agreement, both as regards any time, date or period mentioned in this Agreement and as to any agreed time, date or period substituted for it.

13.8 This Agreement may be executed in 2 or more counterparts, each of which shall constitute an original but which when taken together, shall constitute 1 instrument,

13.9 In this Agreement the words and phrases "other", "including" and "in particular" shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible.

14       PROPER LAW

14.1 This Agreement shall be governed by, and construed in accordance with, English law. The courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

15       NOTICES

15.1 Any notice in connection with this Agreement shall be in writing and delivered personally or sent by first class air mail pre-paid post to the relevant party at their registered office or such other address as the recipient may have previously notified to the sender in accordance with this clause or by telex or facsimile transmission to the then current telex or facsimile number of the recipient. Proof of posting or despatch shall be deemed to be proof of receipt:

         (a) in the case of a letter, on the business day after posting, and

         (b) in the case of a telex or facsimile transmission, at the time of despatch.

This Agreement is entered into on the date specified above.

                                   SCHEDULE 1

                                   The Company

1        AUTHORISED SHARE CAPITAL

1.1 Pound Sterling10,000 divided into 5,000 "A" Ordinary shares of Pound Sterling1 each and 5,000 "B" Ordinary shares of Pound Sterling1 each.

2        NAMES OF DIRECTORS

2.1      Jonson Cox
         Peter John Nicholson
         John Peter O'Kane

3        NAME OF SECRETARY

3.1      Rachel Victoria Jones.

4        REGISTERED OFFICE

4.1      2 The Embankment, Sovereign Street, Leeds, LS1 4BQ.

5        ACCOUNTING REFERENCE DATE

5.1      31st March.

                                   SCHEDULE 2

                                   Warranties

1.       CAPACITY OF THE SELLER

1.1 The Seller has the requisite power and authority to enter into and perform this Agreement.

1.2 The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement does not require the consent of any other person and will not result in a breach of or default under any agreement or instrument to which any Seller is a party or any commitment or court order by which the Seller is bound.

1.3 None of the Shares has been the subject of a transfer at an undervalue (within the meaning of sections 238 or 339 Insolvency Act 1986) within the period of 5 years prior to the date of this Agreement.

2.       ACCURACY OF INFORMATION

2.1      The information in schedule 1 is accurate.

3.       CONSTITUTIONAL MATTERS

3.1 The Shares comprise the whole of the issued share capital of the Company.

3.2 All the issued shares of the Company are fully paid. The Company has not claimed or exercised a lien over any share.

3.3 There is no outstanding agreement or commitment (including any pre-emption and conversion rights) which may require the allotment or issue of, or may give to any person a right (whenever exercisable and whether unconditional or not) to call for the allotment or issue of, any share in the Company.

3.4      There is no shadow director of the Company.

3.5 Copies of the memorandum and articles of association of the Company (having attached thereto copies of all such resolutions as are required to be attached thereto) are attached to the Disclosure Letter.

4.       SUBSIDIARIES AND ASSOCIATED COMPANIES

4.1      The Company:

         (a) has no legal or beneficial interest in the share capital of or other investment in any other person (whether incorporated in the United Kingdom or elsewhere) and has not agreed to acquire any such shares or investments; and

         (b) does not hold and has not agreed to any investment or other interest in any partnership, joint venture, consortium or other unincorporated association or arrangement for sharing profits or receivables and has no branch, agency, place of business or establishment outside the United Kingdom.

5.       THE ACCOUNTS

5.1      The Accounts:

         (a) comply with the requirements of the Companies Act 1985 and 1989 and with accounting principles and practices generally accepted in the United Kingdom at the relevant time,

         (b) give a true and fair view of the financial position and state of affairs of the Company as at the Accounts Date and of the profit or loss of the Company for the financial year ended on the Accounts Date.

5.2 The bases and policies of accounting adopted for the purpose of preparing the Accounts are the same as those adopted in preparing the audited accounts of the Company for the 2 preceding financial years.

5.3 All the accounting records and VAT records of the Company are in its possession and give a reasonably accurate view of the trading transactions and the financial position of the Company.

6.       EVENTS SINCE THE ACCOUNTS DATE

6.1      Since the Accounts Date:

         (a) the business of the Company has been carried on in the ordinary and normal course, and

         (b) the Company has not declared, made or paid any distribution within the meaning of the 1988 Taxes Act.

7.       FINANCE AND CAPITAL COMMITMENTS

7.1 There is no debt of the Company for a sum exceeding Pound Sterling20,000 and which has been outstanding for a period of more than 60 days since the invoice date.

7.2 Since the Accounts Date, the Company has not made or agreed to incur any item of capital expenditure exceeding Pound Sterling10,000 or disposed or agreed to dispose of any capital asset with a book value in excess of Pound Sterling10,000.

7.3 No guarantee, indemnity, suretyship obligation or security has been given or agreed to be given by, or for the benefit of, the Company.

7.4 The Company has not factored any of its debts, or engaged in any other financing which need not be shown in its audited accounts.

7.5      The Company has not received any material government grant.

8.       CONTRACTS

8.1 So far as the Seller is aware, there is no ground on which any material contract of the Company could be avoided, prematurely determined or declared to be invalid and the Company has not received notice indicating that such a claim is foreseeable.

8.2 Copies of all material contracts (including all amendments or variations thereto) to which the Company is a party are attached to the Disclosure Letter.

8.3      At the date of this Agreement:

         (a) the number of Industrial and Commercial Customers currently taking gas is not less than 700; and

         (b) the number of current Domestic Customers currently taking gas confirmed on supply points is not less than 37,000 and there are not less than 5,000 Domestic Customers who are not yet confirmed as supply points which have not been rejected by Transco or not yet objected to by any other gas supplier.

8.4 So far as the Seller is aware, the Company has not agreed to acquire or dispose of any material assets or assumed or incurred or agreed to assume or incur any material expenditure or material liabilities (including contingent liabilities) following Completion.

8.5 The Company has not entered into any agreement with Kelda or any subsidiary of Kelda otherwise than by way of bargain at arms length.

8.6 The Company has not entered into any contracts for the purchase of gas save as contained in the Disclosure Bundle and in the case of the purchase of gas for the supply to Industrial and Commercial Customers has only contracted to acquire gas under the arrangements with Aquila Energy Limited described in clause 8.7.

8.7 The gas prices charged by Aquila Energy in respect of Industrial and Commercial Customers is fixed for the duration of that customer's contract and provided that there are no significant changes in the transportation charges levied by TRANSCO and that Industrial and Commercial Customers consume gas in accordance with the estimated annual quantity for that customer's site set by TRANSCO, the prices charged to each such customer should result in a gross profit for the Company.

9.       TRADING AND TRADING PRACTICES

9.1 Save for any warranty implied by law or contained in its standard terms of sale (copies of which are attached to the Disclosure Letter), the Company has not given any warranty or guarantee, or made any representation, in respect of goods or services supplied or agreed to be supplied by it.

9.2 So far as the Seller is aware, the Company has not received notification of any claim that it is under a liability to replace or remedy defects to any goods which have been sold by it or to make good any errors or omission to services which have been supplied by it.

10.      OWNERSHIP AND CONDITION OF ASSETS

10.1 Having regard to their age, all of the plant and machinery used by the Company in connection with its business is in reasonably good repair and condition, fair wear and tear excepted, and has been serviced and maintained and complies with compulsory safety regulations.

10.2 The Company is the absolute owner of and is in actual possession of all the material assets used in the course of its business with full right and power to sell the same in each case with full title guarantee. No person has the right to call for any payment in respect of any of those assets and the Company has not created or agreed to create any charge, debenture, mortgage, pledge, lien, assignment or other form of encumbrance or security interest over any part of its undertaking or assets.

11.      EMPLOYEES

11.1 The Disclosure Letter contains materially accurate details of the identities, dates of appointment to office or commencement of continuous employment, emoluments, notice periods and other terms of employment of each officer and employee of the Company including benefits provided by custom or practice.

11.2 Since the Accounts Date no change has been made in the terms of engagement of any officer or employee of the Company and so far as the Seller is aware none is expected within 6 months of the date of this Agreement.

11.3     The Company is not a party to any consultancy agreement.

11.4 There is no existing, pending or, so far as the Seller is aware, threatened dispute between the Company and any material number or category of its employees and so far as the Seller is aware there are no circumstances which are likely to give rise to any such dispute provided that it is acknowledged that the Seller has no knowledge of employees' intentions following the change of control of the Company contemplated by this Agreement

11.5 Save as set out in the Disclosure Letter there are no agreements, arrangements or practices for the provision of pension or lump sum benefits on or in anticipation of the retirement or death of any person to which the Company is a party.

12.      INTELLECTUAL PROPERTY

12.1 The Company is the sole and absolute legal and beneficial owner of the Intellectual Property Rights.

12.2 All the Intellectual Property Rights are valid, subsisting and enforceable and so far as the Seller is aware no claims have been made challenging their use or such validity, subsistence or enforceability and so far as the Seller is aware no grounds exist which might support any such claims.

12.3 So far as the Seller is aware, there is and has been no infringement or threatened infringement of any of the Intellectual Property Rights by any third party or of any third party Intellectual Property by the Company and no claim concerning such infringement has been made or considered by the Seller.

12.4 Save as disclosed in the Disclosure Letter there are no subsisting or proposed licences or other arrangements from or with third parties ("THIRD PARTY ARRANGEMENTS") nor are any Third Party Arrangements required for the exercise of any of the Intellectual Property Rights or for the use or disclosure of any of the subject matter thereof.

12.5 All current advertising and marketing materials ("THE MATERIALS") used or proposed to be used directly by the Company itself complies with the Company's Gas Supplier Licence and all relevant Codes of Practice and so far as the Seller is aware the Materials used or proposed to be used in connection with the Company's business by persons other than the Company comply with the Company's Gas Supplier Licence and all relevant Codes of Practice.

12.6 The Company is registered under the Data Protection Act 1984 and so far as the Seller is aware has complied with the this legislation.

13.      COMPETITION

13.1 So far as the Seller is aware, the Company is not, nor has at any material time been, a party to, or otherwise bound by, any agreement, practice, concerted practice or obligation which is in contravention of any anti-trust or similar legislation anywhere where the Company has assets or carries on or intends to carry on business.

14.      LITIGATION AND DISPUTES

14.1 Apart from the collection of debts in the ordinary course of the business, there are no proceedings (that is to say, civil, criminal and arbitration proceedings and administrative proceedings of a litigious nature which involve the Company, or any of its employees or agents in relation to a matter for which the Company may have a liability) which:

         (a)      are current,

         (b)      are being contemplated by the Company, or

         (c) so far as the Seller is aware, are pending, threatened or expected to be brought against the Company or its agents or employees,

         and so far as the Seller is aware, there is no circumstance (including without limitation any allegation made to Ofgem as to any breach or purported breach of the Company's Gas Supplier Licence) which may give rise to any proceedings.

15.      INSOLVENCY

15.1 No administrative receiver, receiver, manager or receiver and manager has been appointed of the whole or any part of the assets or undertaking of the Company and so far as the Seller is aware no such appointment has been threatened.

15.2 So far as the Seller is aware, no order has been made or petition presented or threatened or resolution passed for the winding up of the Company or for an administrator to be appointed in respect of the Company.

15.3 The Company is not insolvent nor has it stopped payment of its debts within the meaning of section 123 Insolvency Act 1986.

15.4 No distress, execution or other process has been levied or so are as the Seller is aware threatened in respect of any asset of the Company.

15.5 So far as the Seller is aware, there is no unfulfilled or unsatisfied judgment or court order outstanding against the Company.

15.6 So far as the Seller is aware, no proposal has been made for a voluntary arrangement in relation to the Company to be implemented under section 1 Insolvency Act 1986.

16.      INSURANCE

16.1 Particulars of all insurance policies maintained by the Company and currently in force are contained in the Disclosure Letter.

16.2 The Company has in place at Completion all insurances required by law to be effected by it.

16.3 So far as the Seller is aware all the insurance policies in which the Company has an interest are in full force and effect, all premiums have been paid on time and there is no fact or circumstance which might lead to any liability under those policies being avoided by the insurers or the premiums being increased.

16.4 No claim is outstanding under any insurance policy in which the Company has an interest.

17.      LEGAL AND REGULATORY REQUIREMENTS

17.1     So far as the Seller is aware:

         (a) the Company is conducting, and has at all material times conducted, its business in accordance with all applicable laws and regulations of Great Britain and has no liability for any unlawful act committed by any other person;

         (b) no licence, consent or authority is necessary to enable the Company to carry on its business effectively in the places and manner in which it is carried on which the Company has not obtained; and

         (c) all returns, particulars and other documents required to be filed with the Registrar of Companies in respect of the Company have been properly filed.

                                   SCHEDULE 3

                                    Property

                        Part 1 - Description of Property

The Basement and Ground floors of "Club Chambers" Museum Street in the City of York.

Part 2 - Warranties relating to Property

1. The Property comprises all the freehold and leasehold land and premises owned occupied or used by the Company. The particulars of the Property set out in part 1 of this schedule 3 are true and accurate.

2. So far as the Seller is aware, no notices affecting the Property have been served by any person or body or local or other competent authority which have not been complied with or are outstanding and so far as the Seller is aware there are no circumstances known which are likely to result in any such notice being served.

3. There are no outstanding claims, notices or recommendations under the provisions of the Factories Act 1961, the Offices Shops and Railway Premises Act 1963, the Fire Precautions Act 1971 relating to the Property.

4. All payments of rent and other sums due to the landlord under the lease have been duly paid on time and so far as the Seller is aware all covenants and provisions of the lease have been duly observed and there are no outstanding notices from the landlord concerning breach of covenant, rent review, determination of term, state of repair of the Property or otherwise.

5. The Company has no accrued or contingent liabilities whether as original lessee or guarantor or surety or by virtue of any indemnity or otherwise under or in connection with any property formerly occupied by it or in which it owned or held any interest or in connection with which it acted as surety.

                                   SCHEDULE 4

                   Provisions for the protection of the Seller

1        TIME LIMITS

1.1 Notwithstanding anything to the contrary in this Agreement, the Seller shall have no liability for any claim made against it under this Agreement (including in relation to the Warranties or the Tax Covenant):

         (a) unless written notification of the claim giving reasonable particulars of the grounds on which it is based and, so far as is reasonably practicable, details of the amount of the claim is given to it within 1 year after the Completion Date (other than in the case of claims in respect of Tax, where such notification must be given within 6 years after the Completion
                  Date); and

         (b) if the Buyer or the Company does not issue proceedings in respect of any claim within 6 months after notification of the claim or, if later and if applicable, within 30 business days after the date on which proceedings referred to in clause 8 of this schedule are concluded adversely against the Company.

2        FINANCIAL LIMITS

2.1 Notwithstanding anything to the contrary in this Agreement, the Seller shall have no liability for any claim made against it in relation to the Warranties or the Tax Covenant:

         (a) where the liability of the Seller in respect of that matter is less than Pound Sterling2,000;

         (b) unless and to the extent that, subject to the other provisions of this clause, the aggregate of the liability of the Seller under the Warranties and under the Tax Covenant exceeds Pound Sterling150,000 and, once such level has been reached, the Buyer and the Company shall be entitled, subject as above, to claim for the full amount and not just the excess; or

         (c) which would cause the aggregate liability of the Seller under this Agreement and the Tax Covenant to exceed the Purchase Price.

2.2 The limitations on the liability of the Seller set out in this paragraph 2 shall not apply to any claim made in relation to the Warranties or the Tax Covenant if the claim arises as a result of fraud on the part of the Seller or where it is proved that the Seller intentionally withheld any material disclosure relating to such claim, in each case on or prior to Completion.

3        NO RESCISSION

3.1 The Buyer shall have no right to rescind or treat this Agreement as repudiated, whether before or after Completion, for breach of any of the Warranties or under the provisions of the Misrepresentation Act 1967 or for any other reason and the Buyer's sole remedy for a claim under this Agreement or the Tax Covenant shall be a monetary claim.

4        EXCLUSIONS

4.1 The liability of the Seller in relation to the Warranties and the Tax Covenant shall not apply in respect of:

         (a)      any matter  expressly provided for in this Agreement;

         (b) any matter or thing done or omitted to be done prior to Completion at the written request of, or with the written approval of, the Buyer;

         (c) a claim which would not have arisen but for some voluntary act or omission (which the Buyer knew or ought reasonably to have known would give rise to such a claim) undertaken by the Buyer or any other member of the group of companies of which the Buyer is a member, for the time being, including the Company, (the "BUYER'S GROUP"), or any of their respective officers, agents or successors in title on or after Completion; and

         (d) any matter or thing for which a specific provision or reserve or note was made in the Accounts or the Completion Accounts.

5        CREDITS

5.1 Any liability of the Seller under the Warranties and under the Tax Covenant shall be reduced by an amount equal to:

         (a) the amount of or by which any Taxation for which any of the Buyer's Group is accountable is extinguished or reduced as a result of the claim giving rise to the liability; and

         (b) the amount by which any provision for Taxation not being a provision for deferred Taxation, bad or doubtful debts or contingent or other liabilities contained in the Accounts proves after Completion to have been excessive, except by reason of a reduction in Tax rates.

6        TAXATION AND CHANGES IN LAW

6.1 No liability shall attach to the Seller for any claim in relation to the Warranties or the Tax Covenant to the extent that:

         (a) such claim arises as a consequence of a change in any law, rule or regulation (or their interpretation) or administrative practice of any government, governmental department, agency or regulatory body taking effect after the date of this Agreement;

         (b) such claim arises as a result of a change of accounting or Taxation policy or practice by the Buyer or the Company introduced on or after the Completion Date; or

         (c) such claim arises as a result of any increase in the rates of Taxation made after the date of this Agreement.

7        INSURANCE

7.1 The Seller shall not have any liability under this Agreement or the Tax Covenant in respect of any claim to the extent that it has been recovered under any policy of insurance effected by the Company or the Buyer.

8        THIRD PARTY CLAIMS

8.1 Where any member of the Buyer's Group is entitled to recover any amount from some other person, including any amount in respect of Taxation, in respect of any matter giving rise to a breach of the Warranties or a claim under the Tax Covenant, it shall first take steps (including the commencement and prosecution of proceedings in circumstances where the Seller and the Buyer consider that there is a reasonable chance of recovery) to enforce such recovery before taking steps against the Seller. If the Seller pays to any member of the Buyer's Group an amount in respect of a claim under the Warranties or under the Tax Covenant and subsequently any member of the Buyer's Group recovers from a third party a sum which is referable to that payment then the Buyer shall forthwith procure the repayment to the Seller of so much of the amount recovered from the third party less costs of recovery and tax payable in respect of the amount recovered as does not exceed the sum so paid to the Buyer's Group. The Buyer shall use and shall procure that each other member of the Buyer's Group uses all reasonable endeavours to enforce any right to recover any such sum.

8.2 If grounds for any claim against the Seller arise in relation to this Agreement or the Tax Covenant as a result of, or in connection with, a claim by, or alleged liability to, a third party (a "THIRD PARTY CLAIM"), the third party claim shall not be compromised or settled without the consent of the Seller, not to be unreasonably withheld. If requested promptly in writing by the Seller and, subject to its being indemnified to its reasonable satisfaction by the Seller against all costs and liabilities which may be incurred by the Seller as a result, the Buyer shall:

         (a) take, and shall procure that the Company takes, all such action as the Seller may reasonably request to avoid, dispute, resist, appeal or compromise the third party claim; and

         (b) make available, and procure that the Company shall make available, to the Seller on request all information and reasonable assistance which is relevant for that purpose. The Seller shall not use or disclose any such information for any other purpose.

9        MITIGATION

9.1 The provisions of this schedule 4 are without prejudice to the obligations of the Buyer and the Company to mitigate any loss or liability which might give rise to a claim under this Agreement or the Tax Covenant.

10       ACCESS TO INFORMATION

10.1 If any claim under this Agreement or the Tax Covenant is notified, and without prejudice to its validity, the Buyer shall procure that the Company allows the Seller and their professional advisers to investigate the basis for that claim. For such purpose the Buyer shall procure that the Company gives such reasonable access to any relevant documents or other information in the possession of the Company. The Seller shall pay the reasonable costs and expenses of the Buyer and/or the Company in providing or procuring such assistance.

11       WARRANTIES AND TAX COVENANT

11.1 Where a claim may be made under the Warranties or the Tax Covenant in respect of the same subject matter the claim shall be made and pursued under the Warranties before a claim is made under the Tax Covenant for the same matter save in circumstances where the time period for bringing claims under the Warranties in accordance with paragraph 1.1(a) of this schedule has expired.

11.2 A claim brought under the Tax Covenant shall be reduced by the amount recovered under a claim for breach of the Warranties in respect of the same matter, and vice versa.

12       NO OTHER WARRANTIES

12.1 The Buyer acknowledges that it does not enter into this Agreement in reliance on any warranty, representation, covenant or indemnity by or on behalf of the Seller which is not embodied in this Agreement or the Tax Covenant.

13       EFFECT ON CONSIDERATION

13.1 Any amounts payable by the Seller to the Company or the Buyer under this Agreement or the Tax Covenant shall constitute a reduction of the consideration received by it under this Agreement.

                                   SCHEDULE 5

                                    Taxation

                                Part 1 - General

1        INTERPRETATION

1.1      In this schedule (unless the context otherwise requires):

         "ACTUAL TAXATION LIABILITY" means a liability to make an actual payment of Taxation whether or not such Taxation is also or alternatively chargeable against or attributable to any other person;

         "CAA" means the Capital Allowances Act 1990;

         "CLAIM" means any assessment, notice, demand or other document issued or action taken by or on behalf of any Taxation Authority or any form of return, computation or self-assessment required by law from which it appears that the Company is subject to or is sought to be made subject to, or will or might become subject to, any Taxation Liability or that a breach of any Taxation Warranty has occurred;

         "DEEMED TAXATION LIABILITY" means:

         (a) the setting off of a Post-Completion Relief against an Actual Taxation Liability of the Company in respect of which the Seller would have been liable under paragraph 1.1(a) of part 2 or (as the case may be) against income, profits or gains which would have given rise to such an Actual Taxation Liability (a "SET OFF LIABILITY"), in which event the amount of the Set Off Liability is the amount of the earliest Actual Taxation Liability of the Company to arise which would not have arisen or could have been avoided by the use of that Post-Completion Relief but for that setting off;

         (b) the unavailability of a right to repayment of Taxation treated as an asset in the Completion Accounts in consequence of an Event occurring on or before Completion in which event the amount of the Deemed Taxation Liability is the amount of Taxation which would have been repaid but for such unavailability (an "UNAVAILABLE REPAYMENT LIABILITY");

         "EVENT" means any event, omission, occurrence, transaction, or act whatsoever;

         "FA" means  Finance Act;

         "GROUP RELIEF" has the meaning given to that expression by section 402 ICTA;

         "ICTA" means the Income and Corporation Taxes Act 1988;

         "IHTA" means the Inheritance Tax Act 1984;

         "INDEPENDENT EXPERT" means a member of the Chartered Institute of Taxation or the Institute of Chartered Accountants in England and Wales independent of the parties who has had a specialised Taxation practice for at least ten years and who shall be appointed by agreement between the relevant parties or (failing such agreement and upon the first application made by any such party) by the President of the Chartered Institute of Taxation or the Institute of Chartered Accountants in England and Wales;

         "POST-COMPLETION RELIEF" means any Relief which arises in consequence of or by reference to an Event occurring or deemed to occur after Completion and not in consequence of or by reference to any Event occurring or deemed to occur on or before Completion (but shall not include any Relief referred to in paragraph 4.2);

         "RELIEF" means any loss, allowance, exemption, set-off, deduction, credit or other relief from any Taxation or in the computation of income, profits or gains for the purpose of any Taxation and any right to a repayment of Taxation;

         "TAXATION" means:

         (a) any form of tax, and any levy, duty, impost, deduction, or withholding in the nature of tax whenever created or imposed and whether of the United Kingdom, or elsewhere but not including uniform business rates, water rates, community charge, council tax or stamp duty or any tax, charge, rate or duty similar to, corresponding with, replacing or replaced by any of them; and

         (b) all charges, surcharges, interest, penalties and fines relating to any Taxation falling within paragraph (a) of this definition;

         "TAXATION AUTHORITY" means any authority or person, whether of the United Kingdom or elsewhere, competent to impose, assess or collect any Taxation Liability;

         "TAXATION LIABILITY" means any Actual Taxation Liability, any Deemed Taxation Liability and any costs, fees and expenses falling within paragraph 1.1(d) of part 2;

         "TAX REFUND" means a tax refund relating to an accounting period within the meaning of section 102 FA 1989;

         "TCGA" means the Taxation of Chargeable Gains Act 1992;

         "VATA" means the Value Added Tax Act 1994; and

         "SELLER'S RELIEF" means any Relief which is or becomes available to the Company in respect of an accounting period of the Company ended prior to Completion, other than a Post-Completion Relief;

1.2      In this schedule (unless the context otherwise requires):

         (a) references to persons include an individual, corporation, partnership, unincorporated association, or body of persons and any state or any agency thereof;

         (b) references to parts are references to parts of this schedule and reference in any part to a paragraph shall, unless otherwise stated, be to the paragraph of that part.

1.3 Any payments made pursuant to this schedule or for breach of any Warranty shall, so far as possible, be treated as an adjustment to the consideration paid by the Buyer for the Shares under this Agreement.

2        EXCLUSIONS AND LIMITATIONS

2.1 The Seller shall not be liable for breach of any Taxation Warranty in respect of any Taxation Liability (or where the loss, liability or damage arising in consequence of a breach of any Taxation Warranty is any Taxation Liability) or under part 2 in respect of any Taxation Liability to the extent that:

         (a) specific provision or reserve for it is made in the Completion Accounts or payment or discharge of it is taken into account therein;

         (b) any Seller's Relief is or becomes available (or is made available) to the Company to mitigate the Taxation Liability or breach;

         (c) In relation to a breach of Tax Warranties only (and not so as to apply to a claim under part 2 of this schedule) it arises in consequence of any fact or matter which was disclosed or expressed to be disclosed in the Disclosure Letter or which was in the public domain at Completion.

         (d) it arises in consequence of, or would have been reduced or eliminated but for:

                  (i) any act or omission of the Company after Completion otherwise than in the ordinary course of the business of the Company as carried on at Completion and otherwise than pursuant to a legally binding obligation of the Company in existence at Completion;

                  (ii) the Company ceasing to carry on any trade or business after Completion or effecting a major change after Completion in the nature or conduct of any trade or businesses carried on by it, the Company changing the date to which it makes up its accounts or changing any of its accounting policies, bases or practices (including, without limitation, the treatment of timing differences and the bases on which the Company values its assets) in either case after Completion other than in order to comply with generally accepted accounting principles;

                  (iii) the failure by the Company after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing, the making, giving or doing of which was permitted by law and which is taken in account:

                           (A) in computing and so reducing any provision which appears in the Completion Accounts (or eliminating any provision which would otherwise have appeared in the Completion Accounts); or

                           (B) in computing any right to repayment of Taxation which appears in the Completion Accounts;

                           and which in each case was disclosed in sufficient detail and time by the Seller to the Buyer to enable the same reasonably to be made, given or done, or the withdrawal or amendment by the

                           Company after Completion of any such claim, election, surrender, disclaimer, notice or consent made by the Company prior to Completion;

                  (iv) any claim, election, surrender, disclaimer, notice or consent made by the Company after Completion, the making or doing of which was not taken into account:

                           (A) in computing and so reducing any provision which appears in the Completion Accounts (or eliminating any provision which, would otherwise have appeared in the Completion Accounts); or

                           (B) in computing any right to repayment of Taxation which appears in the Completion Accounts.

                  (v) any failure by the Buyer or the Company to comply with its obligations under paragraph 5 ("APPEALS AND CONDUCT OF CLAIMS") or paragraph 7 ("TAXATION COMPUTATIONS") to the extent (but only to the extent) that such failure by the Buyer results in an increase in Taxation Liability;

                  (vi) any legislation or any change in the rate of any Taxation or any imposition of Taxation or change in the published practice of, or published concession operated by, any Taxation Authority in each case coming into effect after Completion;

                  (vii) the earning, receipt or accrual for any Taxation purpose of any income, profit or gain prior to Completion which is not recognised in the Completion Accounts but would have been had all the relevant facts been known;

                  (viii) the rate or average rate of any Taxation for any period which is applicable to the Company increasing as a result of the sale and purchase of the Company under the Agreement, including the Company ceasing to be subject to corporation tax at the small companies' rate (or qualifying for relief under section 13(2)
                           ICTA) and becoming subject to corporation tax at the rate applicable to companies generally;

         (e) the Buyer has recovered damages or any other amount under this Agreement (whether for breach of warranty, under this schedule or otherwise) in respect of the same loss, liability, damage or Event or the Buyer or the Company have otherwise obtained reimbursement or restitution from the Seller.

3        MITIGATION OF LIABILITY

3.1 The Seller may, in particular but without limitation, by notice in writing to the Buyer avoid or reduce any liability which the Seller would, apart from this paragraph 3.1, have under part 2 or for breach of any Taxation Warranty by surrendering or procuring the surrender to the Company of Group Relief, advance corporation tax or a Tax Refund (without the Buyer or the Company being liable to make any payment in consideration for such surrender) and the liability of the Sellers under part 2 or for breach of any Taxation Warranty shall be satisfied or avoided to the extent of the amount of Taxation which could be satisfied or avoided as a result of such surrender. The Buyer shall procure that the Company takes all such steps, including (without limitation) making and giving all such claims and consents as the Seller may reasonably request to effect any such surrender.

4        OVER-PROVISIONS AND RELIEFS

4.1 The Buyer shall at the request of the Seller require the auditors for the time being of the Company ("the Auditors") to determine as experts and not as arbitrators (and at the expense of the Seller) whether:

         (a) any provision for Taxation, the surrender of a Tax Refund or the surrender of advance corporation tax in the Completion Accounts has proved to be an over-provision and if so its amount;

         (b) any right to a repayment of Taxation treated as an asset in the Completion Accounts has proved to be understated and if so its amount or, where no right to repayment of Taxation was treated as an asset in the Completion Accounts, whether any such amount should have been treated as an asset in the Completion Accounts and if so the amount; or

         (c) any Actual Taxation Liability which arises or would otherwise have arisen (other than one which would otherwise have given rise to a corresponding liability of the Seller under paragraph 1 of part 2) is avoided or reduced or any repayment of an amount of Taxation is obtained in either case by the use of a Seller's Relief, and, if so, the amount of Taxation so saved or the amount of that repayment; and

         if the Auditors determine that there has proved to be any such over-provision, understatement or amount, the amount of such over-provision, understatement or amount (as the case may be) shall be dealt with in accordance with paragraph 4.3.

4.2 The Buyer shall at the request of the Seller require the Auditors to determine as experts and not as arbitrators and (at the expense of the Seller) whether any Taxation Liability (or the Event giving rise to such Taxation Liability or the discharge of it) which has resulted in any sum having been paid or becoming payable by the Seller under part 2 or for breach of any Taxation Warranty has given rise to a Relief (or would give rise to a Relief assuming that all reasonable steps are taken to obtain such Relief) which would not otherwise have arisen, and:

         (a) a liability of the Company or any member of the Buyer's group to make an actual payment or increased payment of Taxation has been satisfied or avoided in whole or in part by the use of that Relief; or

         (b) a right to a repayment of Taxation has arisen as a result of the use of that Relief;

         and, if the Auditors so determine, the amount by which that liability has been or could have been satisfied or avoided or an amount equal to the amount of that repayment (as the case may be) shall be dealt with in accordance with paragraph 4.3.

4.3 Where it is provided under paragraph 4.1 or 4.2 that any amount is to be dealt with in accordance with this paragraph 4.3:

         (a) the amount shall first be set off against any payment then due from the Seller under part 2 or be taken into account in assessing any loss for breach of any Warranty or set off against any payment due under part 2 as the case may be;

         (b) to the extent there is an excess, the remainder of that excess shall be carried forward and set off against any future payment which becomes due from the Seller under part 2 or for breach of any Warranty.

4.4      Where such determination by the Auditors as is mentioned in paragraph
         4.1 or 4.2 has been made, the Seller or the Buyer may request the Auditors to review such determination (at the expense of the person making the request) in the light of all relevant circumstances, including any facts which have become known only since such determination, and to determine whether such determination remains correct or whether, in the light of those circumstances, the amount that was the subject of such determination should be amended.

4.5 If the Auditors determine under paragraph 4.4 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 4.1 or 4.2, as the case may be, in place of the amount originally determined and such adjusting payment (if any) as may be required by virtue of such substitution shall forthwith be made by the Seller to the Buyer or, as the case may be, by the Buyer to the Seller.

5        APPEALS AND CONDUCT OF CLAIMS

5.1 If the Buyer or the Company (or any of their officers, employees, servants or agents) becomes aware of a Claim, the Buyer shall or shall procure that the Company shall as soon as reasonably practicable give written notice of the Claim to the Seller and, in any event, where a statutory or other time limit is applicable for responding to or appealing against the Claim or to any assessment, notice, demand or other document issued (or deemed to be issued) or action taken which constitutes the Claim, the Buyer shall give written notice of the Claim to the Seller at least 14 days prior to the expiry of such time limit. Such written notice shall include to the extent it is reasonable to do so an estimate of the Seller's liability under this schedule in respect of such Claim and such details of the Claim as are then available to the Buyer or the Company.

5.2 The Buyer shall, and shall procure that the Company shall, take such action to appeal, protest against, mitigate, reduce, avoid, dispute, resist or compromise the Claim and make available such documents, information and assistance in connection with the Claim as the Seller may by written notice request provided the Seller shall indemnify the Buyer and the Company against all reasonable costs and expenses which the Buyer or the Company incurs as a result of taking such action or providing such information and assistance.

5.3 The Seller may elect to have any action referred to in paragraph 5.2 conducted by professional advisers acting in the name of the Company but reporting to the Seller in which event the provisions of paragraph
         5.4 shall apply. Such appointment shall be subject to the prior written approval of the Buyer, such approval not to be unreasonably withheld or delayed.

5.4      The Seller hereby undertakes to the Buyer to

         (a) keep the Buyer informed of all matters relating to the action and deliver to the Buyer copies of all material correspondence relating to the action;

         (b) obtain the prior written approval of the Buyer (not to be unreasonably withheld or delayed) to the content and sending of written communications and to the content of material oral communications relating to the action to a Taxation Authority; and

         (c) obtain the prior written approval of the Buyer (not to be unreasonably withheld or delayed) to:

                  (i) the settlement or compromise of the Claim which is the subject of the action; and

                  (ii) the agreement of any matter in the conduct of the action which is likely to affect the amount of the Claim.

5.5 The Buyer shall not be obliged to procure that the Company take any action under this clause which involves contesting any matter beyond the first appellate body (excluding the Taxation Authority which has or shall have made the Claim in question and the General and Special Commissioners) unless the Seller furnishes the Buyer with the written opinion of Counsel of at least five years call who is experienced in the subject matter of the Claim to the effect that an appeal in respect of the matter in question is on the balance of probabilities likely to be won.

5.6 If at any time the Seller has not exercised the election referred to in paragraph 5.3 but requests that the Buyer take, or procure that the Company take, any action referred to in paragraph 5.2, the provisions of paragraph 5.4 shall apply as if references to "the Seller" are references to "the Buyer" and reference to "the Buyer" are references to "the Seller".

5.7 The Buyer shall not be obliged to take any action or cause the Company to take any action under this clause 5 which will in the opinion of the Buyer prejudice the business of the Company, the Buyer or a member of the Group of companies as the Buyer.

6        DISPUTES

6.1 In the event of any dispute under paragraphs 3, 4, 5, or 7 of this schedule, such dispute shall if the parties so agree be determined by the Independent Expert (acting as expert and not as arbitrator) and in the absence of manifest error his determination shall be conclusive and binding on the parties. The proper charges and disbursements of the Independent Expert shall be paid and borne on each occasion by the parties concerned in such proportions as the Independent Expert may in his absolute discretion consider fair and reasonable.

6.2 If either party is dissatisfied with any determination of the Auditors, the matter shall be referred to the Independent Expert for determination in accordance with the provisions of paragraph 6.1.

7        TAXATION COMPUTATIONS

7.1 Subject to complying with the provisions of paragraphs 7.2 and 7.3 below, the Seller or its duly authorised agents shall have the right, at the cost and expense of the Seller, to prepare the corporation tax returns of the Company for all accounting periods, ending on or prior to Completion to the extent that the same shall not have been prepared before the date hereof. The Seller or its duly authorised agents shall have the right, at the cost and expense of the Seller, to prepare all documentation and deal with all matters (including correspondence) relating to the corporation tax returns of the Company for all accounting periods ending on or prior to Completion.

7.2 The Seller's rights under paragraph 7.1 are subject to the Seller informing the Buyer and the Company of its intention to exercise such rights prior to Completion.

7.3 In the event that the Seller exercises its rights under paragraph 7.1 the Seller shall:

         (a) keep the Buyer and its duly authorised agents and the Company informed of all material matters relating to the submission, negotiation and agreement of such corporation tax returns and computations;

         (b) ensure that no such computations or returns nor any correspondence pertaining to the negotiations or agreement of such computations or returns which it proposes to send shall be transmitted to any Taxation Authority without first being submitted to the Buyer and the Company or their duly authorised agents for their comments and for the Buyer's approval and shall only finally be submitted or transmitted on the receipt of the written approval of the Buyer or its duly authorised agent, such approval not to be unreasonably withheld or delayed.

7.4 The Buyer shall procure that the Company shall cause the returns mentioned in paragraph 7.3 (and all claims, elections, disclaimers, surrenders and consents assumed to be made or given therein) to be authorised, signed and submitted to the appropriate Taxation Authority and generally do all such things as may be necessary to give effect to such returns, claims, elections, disclaimers, surrenders or consents provided that neither the Buyer nor the Company can be required to do anything which is illegal or unlawful or which does not accord with standard accounting practice.

7.5 The Buyer shall (if requested in writing by the Seller) procure that the Company promptly makes or gives such returns, claims, elections, disclaimers, surrenders and consents in relation to Taxation which it was assumed would be made or given in computing any provision which appears in the Completion Accounts (or in eliminating any provision which would have so appeared) or which relate to any Seller's Relief and generally does all such things as may be necessary to give effect to such returns, claims, elections, surrenders or consents.

7.6 If at any time the Seller has not exercised its right pursuant to paragraph 7.3, the provisions of paragraph 7.3 shall apply as if reference to "the Seller" are references to "the Buyer", as if references to "the Buyer" are references to "the Seller" and as if the words "and the Company" in paragraphs 7.3(a) and 7.3(b) are deleted.

7.7 The Buyer acknowledges that trading losses and other amounts eligible for surrender by Group Relief by the Company to members of its group arising in its accounting periods ending on or before Completion are to be surrendered for no payment to the Seller or other members of its group nominated by the Seller for the purpose of Group Relief to the extent allowed by sections 402-413 ICTA 1988. To the extent that any correspondence concerning or computation implying the date when arrangements for the transfer of the Company to the Buyer came into existence or the amount of the trading losses available for the purpose of Group Relief shall be sent by the Buyer or any person acting on its behalf to any Taxation Authority, where such correspondence or computation is requested by a Taxation Authority, such correspondence or computation shall also be copied to the Seller.

7.8 The Buyer shall procure that the Company keeps the Seller fully informed of its Taxation affairs in respect of the accounting period of the Company last ending prior to Completion and shall promptly provide the Seller with copies of all relevant documents and shall not submit any correspondence or submit or agree any return or computation for such period to any Taxation Authority without giving the Seller a reasonable opportunity to make representations thereon and without the written consent of the Seller (such consent not to be unreasonably withheld or delayed).

7.9 The Buyer shall provide, and shall procure that the Company provides, the Seller at the expense of the Seller reasonable access to such documents, reasonable information and reasonable assistance (including, without limitation, access to books, accounts, records and personnel) as the Seller may reasonably require on giving reasonable notice (and in all circumstances it shall be reasonable on the Seller giving the Buyer seven days notice) in connection with its conduct of the Company's Taxation affairs pursuant to this paragraph 7.

8        MISCELLANEOUS

8.1 In assessing any damages payable by the Seller for breach of any Taxation Warranty, the value of the Company shall not be taken as exceeding the Consideration.

8.2 Nothing in this Agreement shall in any way diminish the Buyer's or the Company's common law obligation to mitigate its loss.

8.3 If any potential claim for breach of any Taxation Warranty arises in consequence of a liability of the Company which is contingent only, the Seller shall not be liable in respect of the claim until such time as the contingent liability ceases to be contingent and becomes actual provided always notification of a contingent claim shall be sufficient for the purposes of paragraph 1 schedule 4.

8.4 The liability of the Seller to the Buyer under part 2 or for breach of any Taxation Warranty shall cease and any subsisting claim shall be withdrawn upon the Company ceasing to be controlled whether directly or indirectly by the Buyer or any Affiliate of the Buyer.

9        BUYER'S COVENANT

9.1 The Buyer covenants with the Seller to pay to the Seller an amount equal to any Actual Taxation Liability of the Seller or of any company which is under the control of the Seller at any time after Completion (and any reasonable costs and expenses incurred by the Seller or the company in relation to such Actual Taxation Liability or in making any claim under this paragraph 9.1), where such Actual Taxation Liability arises as a result of the failure by the Company to discharge after Completion an Actual Taxation Liability for which the Company is primarily liable and which is not within part 2.

9.2 If the Buyer becomes liable to make a payment under paragraph 9.1, the Buyer shall pay such amount in cleared immediately available funds on or before the later of the date 2 business days before that Actual Taxation Liability is finally due and payable and the date 5 business days after the date of written demand on the Buyer by the Seller.

                              Part 2 - Tax Covenant

1        COVENANT BY THE SELLER

1.1 Subject to the provisions of part 1 and of schedule 4, the Seller hereby covenants with the Buyer to pay to the Buyer an amount equal to:

         (a) any Actual Taxation Liability of the Company arising as a result of;

                  (i) an Event occurring on or before Completion including the combined results of two or more events the first of which was outside the ordinary course of business and took place on or before Completion or which was deemed for the purposes of Taxation to have taken place before Completion and the second event which was inside the ordinary and usual course of the Company's business as carried on at Completion and took place after Completion; or

                  (ii) any income, profits or gains earned, accrued or received on or before or in respect of any period ended on or before the date of Completion;

         (b)      any Deemed Taxation Liability;

         (c) any Actual Taxation Liability in respect of inheritance tax which:

                  (i) is at Completion a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares or assets of the Company; or

                  (ii) after Completion becomes a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares or assets of the Company being an Actual Taxation Liability arising as a result of the death of any person within seven years after a transfer of value (or a deemed transfer of value) if a charge on or power to sell, mortgage or charge any such shares or assets could, if the death had occurred immediately before Completion and the inheritance tax payable as a result thereof had not been paid, have existed at Completion; or

                  (iii) arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Company;

         (d) any costs, fees and expenses reasonably incurred by the Buyer or the Company as a result of any Actual Taxation Liability within paragraph 1.1(a) or (c) or any Deemed Taxation Liability within paragraph 1.1(b) or in successfully taking any action under this part 2.

1.2      With regard to VAT:

         (a) The Seller covenants with the Buyer that if the Seller is in breach of the Warranty set out in paragraph 7.2 of Part 3 the Seller shall pay to the Buyer an amount equal to any liability of the Company to account for VAT on actual supplies, self supplies, importations or acquisitions made for VAT purposes by other members of the group (not being the Company) before the date of cancellation of group registration

         (b) The deeming provisions of Section 43(1)(b) and (c) VATA shall be disregarded for all periods and (in addition) those of
                  Section 43(1)(a) shall be disregarded for all periods after Completion in determining what supplies, self supplies, importations or acquisitions have been made or are deemed to have been made by or to any person for the purposes of (a) above.

2        PAYMENT

2.1 If the Seller is or becomes liable to make a payment under this part 2 in respect of:

         (a) an Actual Taxation Liability, the Seller shall pay such amount in cleared funds on or before the date 5 business days after the date of written notice from the Buyer to the Seller of the amount which the Seller is required to pay and requesting payment or, if later, the business day before the date on which the Actual Taxation Liability in question is due for payment;

         (b) a Deemed Taxation Liability, the Seller shall pay such amount in cleared funds 5 business days after the date of written notice from the Buyer to the Seller of the amount which the Seller is required to pay and requesting payment, and:

                  (i) in the case of a Set Off Liability, the date on which the Actual Taxation Liability referred to in the definition of that term would otherwise have become due for payment;

                  (ii) in the case of an Unavailable Repayment Liability, the date on which the repayment of Taxation would have been made but for that unavailability;

         (c) any amount within paragraph 1.1(d) the Buyer will notify the Seller in writing of such amount specifying details of the services for which those costs, fees and expenses were incurred and the circumstances in which they were obtained and the Seller shall pay such amount on or before the date 5 business days after the date of such notice.

2.2 Sums not paid by the Seller on the dates specified in paragraphs 2.1 and 2.2 shall bear interest (which shall accrue from day to day after, as well as before, judgment at 2% above the base rate from time to time of Lloyds Bank plc) from the date following the specified date up to and including the day of actual payment of such sums.

3        TAX ON PAYMENTS BY SELLER

3.1 The Seller shall be entitled to deduct or withhold from any payment made under this part 2 or for breach of any Warranty any deduction or withholding (whether in respect of Taxation or otherwise) required by law provided always that the provisions of paragraph 3.2 of this part 2 shall operate.

3.2 If any amount paid to the Buyer under this part 2 is subject to Taxation (whether by deduction or withholding or otherwise), the Seller covenants to pay to the Buyer such further sum as will ensure that the Buyer receives and retains a net amount (after taking into account such Taxation) equal to the full amount which it would have received and retained had the payment in question not been subject to Taxation, provided that the Seller shall not be obliged to pay such additional amount if the payment received by the Buyer is subject to Taxation as a result of a voluntary act of the Buyer or the Company occurring after Completion which causes the payment to fall outside the scope of the Inland Revenue's Extra Statutory Concession D33 or otherwise become subject to Taxation.

                          Part 3 - Taxation Warranties

1.       COMPLIANCE

1.1 There is no dispute between the Company and any Taxation Authority, the Company is not the subject of an investigation, audit or review by any Taxation Authority and as far as the Seller is aware there are no facts which are likely to give rise to any such dispute, investigation, audit or review.

1.2 The Company is not liable to pay any penalty, fine, surcharge, interest or similar amount in relation to Taxation and as far as the Seller is aware there are no facts which are likely to cause it to become liable to pay any such penalty, fine, surcharge, interest or similar amount.

1.3 Within the last 6 years, the Company has duly and punctually complied with all its obligations to deduct Taxation from payments made by it and to account for such Taxation to any Taxation Authority.

2.       CLOSE COMPANIES

2.1 The Company is not and has never been a close company within the terms of section 414 ICTA.

3.       DISTRIBUTIONS AND PAYMENTS

3.1 No distribution (within the meaning of sections 209 and 210 ICTA) has been made by the Company during the 6 years ended on the Accounts Date (except as provided in the Accounts).

3.2 The Company has not made or received any exempt distribution within the meaning of section 213 ICTA, and has at no time been a relevant company in relation to an exempt distribution for the purposes of that section or concerned in an exempt distribution for the purposes of section 214 ICTA.

3.3 The Company has not at any time received a capital distribution to which section 189 TCGA could apply.

3.4 The Company has not paid, and has not elected that any dividend it has paid or declared be treated as, a foreign income divided as described in Chapter VA Part VI ICTA.

3.5      The Company has not on or after 6th April 1965:

         (a) repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its share capital; or

         (b) capitalised or agreed to capitalise in the form of shares or debentures, any profits or reserves of any class or description, or otherwise issued or agreed to issue share capital otherwise than for new consideration (as defined in section 254 ICTA).

4.       GROUP TRANSACTIONS

4.1 The Company is not liable to make any payment for any Group Relief, a Tax Refund or advance corporation tax surrendered or to be surrendered to it and there are no amounts due or which may become due to the Company in respect of the surrender of any Group Relief, a Tax Refund or advance corporation tax. The Company is not liable to surrender any Group Relief, a Tax Refund or advance corporation tax under those provisions. There are no arrangements whereby the Company may become liable to repay any sums paid to it for the surrender of any Group Relief, a Tax Refund or advance corporation tax.

4.2      The Company has not within the last 6 years:

         (a) acquired any capital asset from any company which at the time of the acquisition was a member of the same group of companies as defined in section 170 TCGA;

         (b) joined in the making of any election pursuant to section 247 ICTA or paid any dividend without paying ACT or made any payment without deduction of income tax in circumstances such that ACT ought to have been paid or income tax ought to have been deducted as mentioned in section 247(6) ICTA;

         (c) been the subject of or otherwise involved in any agreements as are referred to in section 240(11) or 410 ICTA;

         (d) acquired an asset as trading stock from a member of the same group where the asset did not form part of the trading stock of any trade carried on by the other member, as mentioned in section 173(1) TCGA, or disposed of an asset which formed part of the trading stock of any trade carried on by the Company to another member of the same group which acquired the asset otherwise than as trading stock of a trade carried on by the other member, as mentioned in section 173(2) TCGA; and

         (e) been, and there are no circumstances by virtue of which the Company could be, assessed or charged to corporation tax by virtue of the provisions of section 178(9), 179(11), 190 or 191 TCGA and is not entitled to recover or liable to have recovered from it any sums pursuant to any of those sections.

5.       RESIDENCE AND OFFSHORE INTERESTS

5.1 The Company is and has at all times been resident in the United Kingdom for Tax purposes and is not and has not been treated as resident or as having a branch or permanent establishment in any other jurisdiction for any Taxation purpose (including under any double taxation treaty or agreement).

5.2 The Company is not liable for any Taxation as the agent or Tax representative of any other person or business and does not constitute a permanent establishment of any other person, business or enterprise for any Taxation purposes.

5.3 The Company does not and has at no time owned a beneficial interest in the capital of a company which is resident outside the United Kingdom and which would be a close company if it were resident in the United Kingdom, in circumstances such that a chargeable gain accruing to that other company could be appointed to the Company under section 13 TCGA.

6.       NON-ARM'S LENGTH TRANSACTIONS

6.1 There is no outstanding Inland Revenue charge (as defined in section 237 IHTA) over any asset of the Company or over any of the Shares and there are no circumstances in which such a charge could arise.

6.2 There are in existence no circumstances by virtue of which any such power as is mentioned in section 212 IHTA could be exercised in relation to any asset of the Company or to any of the Sale Shares or by virtue of which any such power could be exercised but for the provisions of section 204(6) IHTA.

6.3 The Company has not been a party to associated operations in relation to a transfer of value within the meaning of section 268 IHTA.

6.4      The Company has not received any asset by way of gift as mentioned in section 282 TCGA.

6.5 No expenditure incurred by the Company on the acquisition of any shares is liable to be reduced under the provisions of section 125 TCGA.

7.       VAT

7.1 The Company is duly registered for the purposes of VATA. Such registration is not subject to any conditions imposed by or agreed with the Commissioners of Customs and Excise. Within the last 3 years, the Company has complied in all material respects with VATA and all orders, provisions, directions or other conditions made or imposed thereunder or under any other law relating to VAT.

7.2      The Company is not a member of a group for the purpose of section 43
         VATA.

7.3 The Company has not within the two years ending on the date of this Agreement been served with any penalty liability notice under section 64 VATA or any surcharge liability notice under section 59 VATA or been issued with any written warning under section 76(2) VATA.

7.4 The Company has not registered, and is not required to register, for VAT purposes (or for the purposes of any similar tax on added value or turnover) in any country other than the United Kingdom.

8.       STAMP DUTY AND STAMP DUTY RESERVE TAX

8.1 All documents which confer any right or title upon the Company to which the Company was a party as a purchaser, lessee or assignee and which attract stamp or transfer duty in the United Kingdom have been duly stamped.

8.2 The Company has not been party to any transaction whereby the Company is or could become liable to or to account for stamp duty reserve tax.

9.       CAPITAL ALLOWANCES

         The aggregate book value of each of the assets of the Company, exclusive of any value attributable to an asset in excess of its cost, on which an entitlement to Industrial Building Allowances or other allowances in respect of capital expenditure has arisen under the CAA, in or adopted for the purposes of the Accounts, does not exceed the aggregate residue of expenditure or written down value attributable to such assets for the purposes of that Act, and the aggregate book value (exclusive of any value attributable to an asset in excess of its cost) of plant and machinery allocated to a pool of plant and machinery on which an entitlement to capital allowances has arisen under Part II CAA does not exceed the written-down value of the qualifying expenditure in respect of each such pool under that Act.

10.      CHARGEABLE GAINS

         The book value in or adopted for the purposes of the Accounts as the value of each of the assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount deductible under s 38

         TCGA plus an indexation allowance computed as though each asset were disposed of on the date of signing of this Agreement.

11.      TAX CLEARANCES

         The Disclosure Letter contains details of all transactions, schemes or arrangements in respect of which the Company has been a party or has otherwise been involved in respect of which a statutory clearance application was made, together with copies of all relevant applications for clearances and copies of all clearances obtained pursuant thereto, all such clearances having been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto, and all such transactions, schemes or arrangements have been implemented strictly in accordance with the terms of such clearances.

                                   SCHEDULE 6

    Preparation of Completion Accounts and determination of Net Assets Value

           Part 1 - Principles for preparation of Completion Accounts

1.1 The draft Audited Accounts shall be prepared in the same format as the Accounts and in accordance with the accounting, principles, bases and practises used in preparation of the Accounts and subject thereto and in accordance with UK GAAP.

         The Buyer shall procure that the Company shall employ Messrs Ernst & Young as its auditors in relation to the preparation of the Audited Accounts.

1.2      The draft Completion Accounts shall be prepared:

         (a)      in the same format as the Accounts;

         (b) in accordance with the accounting principles, policies, bases and practices used in the preparation of the Accounts; and

         (c) notwithstanding the provisions of clauses 1.2(a) and 1.2(b), in accordance with the specific matters mentioned in paragraph 1.3.

1.3 The following accounting principles, policies, bases and practices shall be used in the preparation of the Completion Accounts:

         (a)      There shall be no provision for deferred taxation;

         (b) The Completion Accounts shall be prepared on the basis that the period from (and including) the opening of business on the day following the Accounts Date to (and including) the Completion Date were an accounting reference period of the Company;

         (c) There shall be no provision or accrual for the cost of future pension contributions;

         (d) Accrual shall be made for unbilled domestic accounts calculated using the following method:

                  The number of unbilled days shall be the number of days between the date the customer was last billed and the Completion Date or where the customer has yet to be billed the date when the customer first commenced taking gas and the Completion Date. The number of unbilled days shall then be applied to the annual quantity for the site which shall then be profiled in accordance with an average domestic profile covering all LDZ's. The relevant tariff for each payment type shall then be applied to the quantities derived. To this shall be added the standing charge for the days unbilled.

                  In relation to industrial and commercial customers turnover in the Completion Accounts will comprise the amount billed to customers in respect of all periods up to 31 October 1999. The Buyer will use reasonable endeavours to procure that the Company shall bill customers in respect of gas consumed in October 1999 in time for this to be included within the Completion Accounts. If the Buyer has been unable to bill then October 1999 turnover shall be based on the turnover for September 1999 uplifted to take account of seasonal factors using a profile which reflects the Company's customer base.

         (e) Cost of sales shall comprise gas and transportation charges, metering charges (including charges for failing to provide OMR's) and risk management fees (all of which will be included in the sums invoiced by Aquila Energy) plus Quantum charges, any other sums levied by Aquila Energy and an allowance to reflect the difference between the volume profiles incorporated in the accrued sales figure and the Aquila billing in accordance with the procedure used by the Company since 1 April 1999 and up to completion set out below.

                  Because the customer base was predominantly in NE1 LDZ at 1st April 1999, the adjustment made reflects the difference between the York Gas average domestic profile applied in determining the accrued sales and the NE1 profile. The difference between these two profiles is used to calculate an accrual or a pre-payment value to be added to the cost of gas and transportation. The difference in kWh determined from the comparison is applied to the prevailing rates for gas risk management and the commodity element of the transportation charge.

                  Where a reconciliation by difference invoice has not been received for any period in respect of which the accounts have been prepared, a provision shall be made of Pound Sterling5,000 for each month where a reconciliation by difference invoice has not been received.

                  Cost of sales for industrial and commercial customers shall comprise the Aquila Energy invoices in respect of the quantity of gas supplied up to Completion.

         (f) Agents commission payable in respect of domestic contracts shall be provided for in full in the month in which the contract is received. A deduction to the commissions payable shall be made to reflect any contract where commission has been paid but the contract is subsequently cancelled or objected to up to and including the date for which the Completion Accounts are presented to the Seller provided always that provisions exist in the relevant contract to enable such monies to be recovered.

         (g) Commission due to agents providing commercial contracts shall be amortized over the period of the gas supply contract to which they relate.

         (h) Apart from specific provisions for recognised bad and doubtful debts, bad and doubtful debts shall be provided at the rate of 4.5% of domestic turnover including unbilled amounts and 1% of the commercial turnover including unbilled amounts.

         (i) Depreciation shall be provided on all tangible fixed assets so as to provide for the cost less residual value of these assets over their expected useful lives which are estimated as follows:

                  Office equipment and Furniture              5 years

                  Computer Software and Hardware              5 years

                  Residual values of assets shall be those previously used in the preparation of the Accounts.

         (j) No provision shall be made in respect of the claim for commissions made against the Company by Regency Marketing Limited which is referred to in the Disclosure Letter in the disclosure against clause 14 of schedule 2 of this Agreement.

 Part 2 - Procedure for preparation of Completion Accounts and determination of
                                Net Assets Value

2.1 The Buyer shall procure that as soon as practicable following the Completion Date, and in any event not later than 60 days after that date, a draft of the Completion Accounts ("THE DRAFT COMPLETION Accounts") and a draft of the Audited Accounts ("THE DRAFT AUDITED ACCOUNTS") shall be prepared by the Company in accordance with part 1 of this Schedule and delivered to the Seller.

2.2 As soon as practicable after delivery of the draft Completion Accounts and draft Audited Accounts to the Seller and in any event not later than the later of 30 days after such delivery and 14 days after the date on which the Buyer has complied in full with all requests for access, information or assistance made by the Seller under paragraph
         2.7 ("THE REVIEW PERIOD"), the Seller shall review the draft Completion Accounts and draft Audited Accounts and notify the Buyer of what adjustments (if any) need to be made to them in order for them to comply with part 1 of this Schedule.

2.3 If the Seller and the Buyer are unable to agree within 30 days of the notification by the Seller under paragraph 2.2 on

         (a) whether adjustments need to be made to the draft Completion Accounts and draft Audited Accounts;

         (b)      the adjustments to be made thereto; or

         (c)      the amount of the Net Assets Value

         then such matter or matters (but no other matters) shall thereupon be referred to in the case of the draft Completion Accounts or the draft Audited Accounts such firm of independent chartered accountants as the Sellers and the Buyer may agree within 14 days of a request by either of them to the other or, failing such agreement within such time, as the President for the time being of the Institute of Chartered Accountants in England and Wales may nominate on the application of the Sellers or the Buyer.

         ("THE INDEPENDENT ACCOUNTANTS").

2.4 The matters referred to the Independent Accountants shall be referred for determination on the following basis:

         (a) the Independent Accountants shall be instructed to notify the Sellers and the Buyer of their determination of any such matter within 30 days of such referral;

         (b) the Independent Accountant shall be instructed to specify what adjustments should be made to the draft Audited Accounts and draft Completion Accounts in order for them to comply with part 1 of this schedule;

         (c) the Seller and the Buyer shall be entitled to make written submissions to the Independent Accountants, but subject thereto the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination;

         (d) in making such submissions the Seller and the Buyer shall state their respective best estimates of monetary amounts of the matters referred for determination;

         (e) in making their determination the Independent Accountants shall act as experts and not as arbitrators, their decision as to any matter referred to them for determination shall in the absence of manifest error be final and binding in all respects on the parties and shall not be subject to question on any ground whatsoever; and

         (f) the fees and expenses of the Independent Accountants shall be borne and paid as the Independent Accountants shall direct save that the fees and expenses of Messrs Ernst & Young in relation to the Audited Accounts shall be borne by the Seller.

2.5 Following any agreement between the Sellers and the Buyer under paragraph 2.3 or any determination by the Independent Accountants in accordance with paragraph 2.4, the Buyer shall procure that the Company shall incorporate into and reflect in the draft Completion Accounts or draft Audited Accounts in the manner specified by the Independent Accountants or agreed between the Buyer and Seller the matters agreed between the Seller and the Buyer and/or determined by the Independent Accountants and the Completion Accounts or draft Audited Accounts as amended and the amount of the Net Assets Value stated therein shall be the Completion Accounts, Audited Accounts and the Net Assets Value respectively for all purposes of this Agreement, shall in the absence of manifest error be final and binding on the parties.

2.6 Within four weeks of the Audited Accounts becoming final and binding in accordance with paragraph 2.5 the Buyer shall procure that such accounts are laid before and received and adopted at a general meeting of the Company and filed with the Registrar of Companies as the Audited Accounts of the Company for the relevant period.

2.7 Until the Net Assets Value shall have been agreed or determined the Buyer shall:

         (a) give or procure that the Seller and, if appointed, the Independent Accountants are given access at all reasonable times to all books and records which are or may be relevant to the Completion Accounts which are in the possession or under the control of the Company or the Buyer (as the case may be); and

         (b) generally provide the Seller and, if appointed, the Independent Accountants with such other information and assistance as it may reasonably require (including access to and assistance at reasonable times to personnel employed by the Company or the Buyer, as the case may be), in relation to the review, agreement or determination of the Completion Accounts and the determination of the Net Assets Value.

                                   SCHEDULE 7

                              Intellectual Property



-        York Gas trade marks registered as a series of two marks under number
         2143342

-        Software licensed to the Company:

         -        Mview Licence
         -        Microsoft office

Signed by                                            )
for and on behalf of YORK                            )
WATERWORKS ENTERPRISES                               )
LIMITED
in the presence of:                                  )




Witness

Signature
         --------------------------------------------

Name
    -------------------------------------------------

Address
       ----------------------------------------------

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Signed by                                            )
for and on behalf of INDEPENDENT                     )
ENERGY HOLDINGS PLC                                  )
in the presence of:                                  )




Witness

Signature
         --------------------------------------------

Name
    -------------------------------------------------

Address
       ----------------------------------------------

-----------------------------------------------------

Signed by                                            )
for and on behalf of KELDA GROUP                     )
PLC in the presence of:                              )




Witness

Signature
         --------------------------------------------

Name
    -------------------------------------------------

Address
       ----------------------------------------------

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